[GRAPHIC OMITTED]
[LETTERHEAD OF VENTAS, INC.]


                                          Contact:    Debra A. Cafaro
                                                      President and CEO
                                                      (502) 357-9000


          VENTAS TO MAKE $120 MILLION INVESTMENT WITH TRANS HEALTHCARE;
              TRANSACTION COVERS 27 FACILITIES IN OHIO AND MARYLAND

Louisville, KY (October 8, 2002) - Ventas, Inc. (NYSE:VTR) ("Ventas" or the "Company") said today it has entered into an agreement to invest $120 million with Trans Healthcare, Inc. (THI), a privately owned long-term care and hospital company. The agreement covers 27 facilities and includes a sale-leaseback transaction, an investment grade CMBS (collateralized mortgage backed security) first mortgage loan and a mezzanine loan.

     "This is an important, diversifying acquisition with THI -- a seasoned, quality operator of long-term care and rehabilitation facilities, led by its President and CEO Anthony Misitano," Ventas President and CEO Debra A. Cafaro said. "The facilities involved in the transaction are high quality, stabilized assets with solid cash flows and above average occupancy. And, they are located in Ohio and Maryland, two markets which Ventas has targeted for investment."

     The transaction is expected to close in the fourth quarter of 2002 and to be accretive to 2003 Funds From Operation (FFO). Closing of the transaction is subject to satisfaction of numerous conditions, including the completion of due diligence. There can be no assurance that the transaction will close or, if it does, when the closing will occur.

     Included in the transaction are one rehabilitation hospital, 22 skilled nursing facilities and four assisted living facilities.

     "This transaction demonstrates Ventas's ability to underwrite, structure and fund large transactions that will provide capital for operators to grow their business," Cafaro said.

     Trans Healthcare, Inc. is based in Camp Hill, Pennsylvania. It operates 75 facilities with 8,580 beds in ten states, including Ohio, Maryland and Pennsylvania. Included in its facilities are nine specialty hospitals, three of which are under development, that have a total of 269 beds. Its facilities offer specialty programs for patients with Alzheimer's and dementia, behavioral care, bariatric and ventilator/pulmonary care, and rehabilitation.

     Ventas, Inc. is a healthcare real estate investment trust whose properties include 43 hospitals, 215 nursing facilities and eight personal care facilities in 36 states. For further information about Ventas, please visit its website at www.ventasreit.com.

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Ventas to Make $120 Million Investment with Trans Healthcare
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October 8, 2002
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     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding Ventas, Inc.'s ("Ventas" or the "Company") and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission (the "Commission"). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. ("Kindred") and certain of its affiliates to continue to meet and/or honor their obligations under their contractual arrangements with the Company and the Company's subsidiaries, including without limitation the lease agreements and various agreements (the "Spin Agreements") entered into by the Company and Kindred at the time of the Company's spin-off of Kindred on May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of the Company's interest rate swap agreements and the ability of the Company to satisfy its obligation to post cash collateral if required to do so under one of these interest rate swap agreements, (m) the ability and willingness of Atria, Inc. ("Atria") to continue to meet and honor its contractual arrangements with the Company and Ventas Realty, Limited Partnership entered into in connection with the Company's spin-off of its assisted living operations and related assets and liabilities to Atria in August 1996, (n) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, including without limitation, the risk that the Company may fail to qualify as a REIT due to its ownership of common stock in Kindred, (o) the outcome of the audit being conducted by the Internal Revenue Service for the Company's tax years ended December 31, 1997 and 1998, (p) final determination of the Company's taxable net income for the year ended December 31, 2002, (q) the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases and the Company's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants and (r) the value of the Company's common stock in Kindred and the limitations on the ability of the Company to sell, transfer or otherwise dispose of its common stock in Kindred arising out of the securities laws and the registration rights agreement the Company entered into with Kindred and certain of the holders of the common stock in Kindred. Many of such factors are beyond the control of the Company and its management.

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